Exhibit 11.1

INTERNAL RULES FOR HANDLING OF INSIDE INFORMATION AND TRADING IN SHARES AND OTHER

FINANCIAL INSTRUMENTS

CADELER A/S

(Adopted by the board of directors on 26 October 2020)

1.	INTRODUCTION
1.1

These internal rules have been prepared to ensure the Company’s compliance with certain requirements under Regulation (EU) No. 596/2014 on market abuse (the “Market Abuse Regulation”) and delegated and implementing acts issued pursuant hereto as well as certain requirements under the Norwegian Securities Trading Act, Danish Capital Markets Act and the Danish Companies Act (the “Danish Companies Act”).

1.2

It is emphasised that a violation of the obligations and restrictions set out in these Internal Rules may be a criminal offence and may significantly harm the Company and its reputation. The Company may in case of violation these Internal Rules disclose information to the police and the relevant authorities, just as dismissal without notice may take place.

1.3	These rules are regularly and at least once a year reviewed by the Company’s Board of Directors and Executive Management.
1.4

All questions in respect of the interpretation of these rules, including applicable restrictions in the possibility to purchase, sell or conduct other transactions in respect of the Shares or other Financial Instruments, shall be directed to the Company’s General Counsel.

2.	PERSONS COVERED BY THE INTERNAL RULES
2.1	These Internal Rules are divided into three parts, which are addressed to different groups of people.
2.2

The internal rules for Insiders (Part 1) are addressed to the Company’s Board of Directors, Executive Management and other employees of the Company and the Group, who have access to Inside Information.

2.3	The internal rules governing the Company’s trading in treasury Shares and other Financial Instruments (Part 2) are primarily addressed to the Company’s Board of Directors and Executive Management.
2.4

Members of the Company’s Board of Directors and members of the Executive Management (together “Reporting Persons”) and such Reporting Persons’ Closely Associated Persons (e.g. spouses/cohabitants, dependent children, other relatives in the household, and companies controlled by the aforementioned persons and/or the Reporting Person) are by law subject to a separate notification obligation in respect of transactions with Shares, debt instruments or derivatives and other financial instruments linked thereto. This notification obligation and certain other obligations for Reporting Persons are described in the internal rules regarding notification of transactions with Shares, debt instruments or derivatives or other Financial Instruments linked thereto made by Reporting Persons and their Closely Associated Persons (Part 3).

2.5	The Company’s Executive Management shall ensure that all relevant persons receive a copy of these rules or the relevant parts hereof.

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2.6

In connection with recruitment of new employees in the Company or within the Group, the Company’s General Counsel shall ensure that such new employees, where relevant, are made familiar with the relevant parts of the Internal Rules and becomes aware of the sanctions that may be applicable in case of any violation of the rules.

3.	DEFINITIONS

“Ad-hoc Insider List”: An Insider List which relates to a specific piece of Inside Information (e.g. a particular transaction, contract, corporate or financial event) and where each list includes all those persons who have access to the same piece of Inside Information.

“Board of Directors”: The Board of Directors of the Company and the individual members thereof.

“Danish Capital Markets Act”: The Danish Capital Markets Act as amended from time to time.

“Closed Period”: The period starting 30 calendar days before the publication of the annual report, the interim report for the first six months and/or the quarterly trading statements (if relevant), as applicable, where Reporting Persons are prohibited from trading in Financial Instruments.

“Closely Associated Person”: Natural or legal person with a relation to a Reporting Person as defined in Part 3 of the Internal Rules.

“Company”: Cadeler A/S, CVR no. 31180503.

“Documents”: Documents, letters, memoranda, emails etc. containing Inside Information.

“Executive Management”: The Executive Management of the Company and the individual members thereof as registered with the Danish Business Authority.

“Financial Instruments”: Any financial instrument (including the Shares) issued by the Company as defined in point (15) of Article 4(1) of Directive 2014/65/EU (MiFID II), including share options, subscription rights, futures and debt instruments.

“Group“: The Company and its subsidiaries from time to time.

“Inside Information”: Article 7(a) of the Market Abuse Regulation defines Inside Information as: “Information of a precise nature which has not been made public, relating, directly or indirectly, to one or more issuers or to one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments.”

Information shall be deemed to be of “a precise nature” if it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred or which may reasonably be expected to occur where it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of the financial instruments or the related derivate financial instrument. In the case of a protracted process that is intended to bring about, or that results in, particular circumstances or a particular event, those future circumstances or that future event, and also the intermediate steps of that process which are connected with bringing

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about or resulting in those future circumstances or that future event, may be deemed to be precise information.

An intermediate step in a protracted process shall be deemed to be Inside Information if, by itself, it satisfies the criteria of Inside Information.

Information which, if it were made public, would be likely to have a significant effect on the prices of financial instruments etc. shall mean information a reasonable investor would be likely to use as part of the basis of his or hers investment decisions.

The nature of the information that may be deemed Inside Information is not set out in the legislation. Below are examples of circumstances which depending on the circumstances may be considered Inside Information:

–	Material customer agreements
–	Significant change in the Company’s financial results or financial position
–	Certain changes in announced financial guidance (outlook)
–	Changes in the composition of the Executive Management
–	Mergers, de-mergers and the sale of material activities
–	Purchase or sale of shares in companies or other material assets or parts of activities
–	Withdrawal from or launch of new material business areas
–	Restructuring or reorganisations that materially affect the Group’s assets, liabilities, financial position or financial results
–	Significant joint ventures
–	Shareholder agreements known to the Company which may affect the use of voting rights or transferability of the Financial Instruments
–	Material legal disputes and lawsuits
–	Material decisions made by public authorities
–	Material cooperation agreements or other contracts
–	Material fluctuations in prices of financial instruments or foreign exchange rates affecting the Group
–	Material losses on customers
–	Financial difficulties
–	Material market rumours and information leaks

The above items are not listed in any particular order and they are only to be considered as guiding examples and the list is not exhaustive. Knowledge of other circumstances may also

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constitute Inside Information, if such information is specific and may be likely to have a significant effect on the prices of Financial Instruments if such information is disclosed.

“Insider List”: A list of all persons, including persons working for the Company or group company, who on an ad-hoc basis have access to Inside Information and which must be drawn up in compliance with Commission Implementing Regulation 2016/347. The Company is obliged to prepare and update the list on an on-going basis pursuant to Article 18 of the Market Abuse Regulation.

“Insider”: A person in possession of Inside Information.

“Market Abuse Regulation”: Regulation (EU) no. 596/2014 of 16 April 2014 on market abuse, as amended from time to time.

“Reporting Persons”: Any member of the Board of Directors and the Executive Management.

The Board of Directors has assessed that no employees of the Company other than the Executive Management, who have regular access to Inside Information relating, directly or indirectly, to the Company, are authorised to make management decisions of material importance to the Company or the Company’s future business development as defined in the Market Abuse Regulation art. 3, no. 25(b).

“Safe Harbour Rules”: The Market Abuse Regulation art. 5 and any regulation issued pursuant hereto.

“Shares”: Shares issued by the Company.

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PART 1 – INTERNAL RULES FOR INSIDERS

1.	IMPLICATIONS OF HAVING INSIDE INFORMATION
1.1	Receiving Inside Information will have the following implications for the Insider as further set out below:
(a)	The Insider will be included on the Company’s Insider List (see section 2 below);
(b)	the Insider will be subject to the prohibition against disclosure of Inside Information (see section 3 below);
(c)	the Insider shall act in accordance with provided guidance on handling of Inside Information (see section 4);
(d)	the Insider will be subject to the prohibition against insider trading (see section 5); and
(e)	for members of the Board of Directors and Executive Management, the rules on Closed Periods will apply (see section 7).
1.2	The sanctions for violation of the prohibitions against disclosure of Inside Information and insider trading are set out in section 8.
2.	INSIDER LIST
2.1

The Company shall prepare and update on an on-going basis an Insider List of (i) all persons (natural or legal) who are working for the Company under a contract of employment, (ii) who are otherwise performing tasks, in each case, through which they have access to Inside Information, or (iii) any other person to who the Company has granted access to Inside Information.

2.2

The Insider List will be comprised of ad-hoc insider lists each relating to a specific piece of Inside Information (e.g. a particular transaction, significant contract, corporate or financial event) with each list including all persons, who have access to that piece of Inside Information (the “Ad-Hoc Insider Lists”).

2.3	The Insider List shall contain the following information:
(a)	The identity of the Insider in the form of:
(i)	Name: first name, surname, birth surname (if different to current surname);
(ii)	company name and address;
(iii)	work direct line and work mobile telephone numbers;
(iv)	date of birth;
(v)	national identification number (where applicable);
(vi)	personal home and personal mobile telephone numbers;

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(vii)	personal full address, street name, street number, city, post/zip code and country;
(b)	function and the reason for the Insider being on the Insider List;
(c)	the date and time on which the Insider obtained or ceased to have access to Inside Information; and
(d)	the date and time for the last update of the Insider List as well as the date of transmission of the Insider List to the competent authority.
2.4

The Insider will be requested to acknowledge in writing that he/she is included on the Insider List, the consequential legal and regulatory duties and that the Insider is aware of the sanctions applicable to insider dealing and unlawful disclosure of inside information.

2.5

A person shall only be regarded as an Insider as long as the person in question has access to Inside Information. Consequently, when a person on an Ad-hoc Insider List ceases to have access to the specific piece of Inside Information to which the Ad-hoc Insider List relates, the Ad-hoc Insider List shall be updated to reflect this.

2.6	The Executive Management has appointed the Company’s General Counsel to handle the day-to-day update of the Insider List, which may be kept and administered by an external third party provider.
2.7

Any employee approving the hiring of external parties (i.e. persons which are not employees of the Company) who in connection with performing their tasks for the Company or the Group will need to obtain access to Inside Information, is obliged to provide the Company’s General Counsel with the information necessary for the third party in question to be included on the Insider List.

2.8	The Insider List will be kept for at least five years after preparation and updating of the relevant list.
3.	PROHIBITION AGAINST DISCLOSURE OF INSIDE INFORMATION
3.1	Insiders may not disclose Inside Information to any other person unless such disclosure is made within the normal exercise of the disclosing person’s employment, profession or duties.
3.2

Disclosure of Inside Information is thus prohibited both in relation to colleagues within the Company/Group as well as in relation to third parties or related parties, such as family members, friends and acquaintances.

3.3	There are two exceptions to this prohibition:
(a)

Disclosure of Inside Information may take place to colleagues within the Company if such person has a relevant work-related need to receive the Inside Information in question in order to fulfil his/her duties within the Company and only after approval by the relevant project leader or if confirmed by the project leader that the head of department of the disclosing person is on the Insider List for that piece of Inside Information, to such head of department. In cases of doubt as to whether disclosure may take place to a colleague, including the head of department of the disclosing person, the Company’s General Counsel shall be contacted for an assessment. In any

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case the Company’s General Counsel shall be informed of the disclosure to ensure that the colleague can be added to the relevant Ad-Hoc Insider List.

(b)

Disclosure of Inside Information may take place to external third parties to the extent it is necessary and in the interest of the Company and provided that (i) approval of disclosure has been received from either the project leader or if confirmed by the project leader that the head of department of the disclosing person is on the Insider List for that piece of Inside Information, such head of department, a member of the Executive Management or the Board of Directors (ii) the third party receiving the Inside Information is subject to a duty of confidentiality under legislation, administrative provisions or contract and (iii) that the third party receiving the Inside Information is expressly informed that he/she is receiving Inside Information and that such may not be disclosed to anyone.

3.4

In case of disclosure of Inside Information in accordance with Clause 3.3 above, the Company’s General Counsel must be notified immediately in order to register the person who will get access to the Inside Information on the Company’s Ad Hoc Insider List.

3.5	If an employee suspects that Inside Information has been unlawfully disclosed, whether intended or not (e.g. an information leak), the Company’s General Counsel shall immediately be contacted.
3.6	The prohibition against disclosure of Inside Information applies also after an Insider resigns from the Company or the Group and applies for as long as the Inside Information is qualified as such.
4.	HANDLING OF INSIDE INFORMATION
4.1	All Insiders must ensure that Inside Information is treated as strictly confidential and that it is accessible only to persons with a legitimate right to obtain it.
4.2

Employees within the Company who in the course of their work receive documents, letters, memoranda, emails etc. containing Inside Information (“Documents”) are obliged to store the Documents in a manner that minimises the risk of unintended disclosure of the information to unauthorised persons. The following guidelines should be observed at all times:

(a)	Being attentive in connection with copying and forwarding Documents, including in the use of emails;
(b)

forwarding of confidential fax messages, letters and emails are coordinated in such a way that only the proper recipient will receive the forwarded Document and so that, depending on the circumstances, for example a password is used to access the Document, and encryption may also be used;

(c)

access to Inside Information in electronic form, including storage of text, is secured and limited to the relevant persons by the use of passwords etc. which will prevent persons, who do not need the information, from gaining access to it;

(d)

that shredding of all drafts and Documents that do not need to be kept takes place as soon as practically possible if deemed appropriate, and that confidential material is not left in places where it is available for unauthorised persons;

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(e)

confidential matters and information, e.g. on projects such as large acquisitions, divestments, mergers, take-over bids and material new contracts, the disclosure of which would be likely to have a significant effect on the price of the Shares, are referred to by a code name or anonymously; and

(f)	documents are placed in a file in a cabinet and that all cabinets, which contain files with Documents, are locked when leaving the office at the end of the workday.
4.3	If in doubt as to whether the information is Inside Information or not, the employee should treat the information as Inside Information and consult the Company’s General Counsel for an assessment.
4.4	If an employee becomes aware of Inside Information which has not been identified, the employee shall immediately inform the Company’s General Counsel hereof.
5.	PROHIBITION ON INSIDER TRADING
5.1

Purchase, sale or recommendation to buy or sell Shares or other Financial Instruments or cancellation or amendment of an order concerning Shares or other Financial Instruments or any attempts of the aforementioned may not be performed by any person with Inside Information, which could be of importance to the transaction in question.

5.2

Pursuant to the Market Abuse Regulation, the prohibition against insider trading does not apply to buying or selling of Shares or other Financial Instruments conducted in the discharge of an obligation, provided that the obligation has become due at the time of the transaction and where that obligation results from an agreement concluded before the person concerned possessed Inside Information. However, until the Market Abuse Regulation has been implemented in Norway, any person with Inside Information may subject to Norwegian market abuse regulations under certain circumstances have an obligation to cancel the order if they come in possession of inside information which is likely to affect the value of the Shares or other Financial Instruments after the order has been placed and prior to the execution of the order. If in doubt in connection with a contemplated transaction, the Insider shall consult the Company’s General Counsel for an assessment.

5.3	The prohibition applies to any person who has Inside Information, regardless of whether the person in question is included on the Company’s Insider List or not.
6.	PROHIBITION ON MARKET MANIPULATION AND SPECULATION
6.1

Market manipulation or attempt thereof is prohibited. Market manipulation refers to actions which are capable of influencing the price of the Shares in a direction deviating from their (fair) value in the market had it not been for the market manipulation. Several types of actions can be comprised by the prohibition on market manipulation, e.g. (non-exhaustive) (i) dissemination of false information about the Company, (ii) dissemination of false information regarding the supply or demand for the Shares, (iii) transactions or orders to trade likely to give false or misleading signals about the supply of, demand for or price of the Shares, (iv) transactions intended to secure an abnormal or artificial pricing of the Shares, and (v) transactions in Shares at the opening or closing of the market which have or are likely to have the effect of misleading investors acting on the basis of the prices displayed, including the opening and closing price.

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6.2

The prohibition against market manipulation is supplemented by provisions in the Norwegian Securities Trading Act and associated regulations as well as section 113 of the Danish Companies Act (prohibition against speculative transactions) in respect of members of the Board of Directors and Executive Management. Speculative transactions shall, among other things, mean purchase followed by a sale shortly thereafter with the purpose of gaining a dividend or a capital profit (use of very short-term price changes).

7.	CLOSED PERIOD
7.1

Members of the Board of Directors and the members of the Executive Management (each a “Reporting Person”) are subject to a closed period of 30 calendar days before the publication of the annual report, the interim report for the first six months and/or the quarterly trading statements (if relevant), as applicable (the “Closed Period”). Any approval of transactions during a Closed Period shall be given by the Chairman of the Board of Directors only under exceptional circumstances and in accordance with the Market Abuse Regulation and any regulation issued pursuant hereto.

8.	SANCTIONS
8.1

Any violation of the prohibition on unlawful disclosure of Inside Information and insider trading may – considering the circumstances – be punishable by a fine or imprisonment for up to 1 year and 6 months and for insider trading up to 6 years in cases of intentional violations of a particularly gross nature.

8.2

In addition, any violation of the restrictions in these rules may be subject to sanctions in other jurisdictions than Denmark, including sanctions by Norwegian authorities in accordance with the Norwegian Securities Trading Act.

8.3

A violation of the provisions in this Insider Manual may further have disciplinary consequences in the form of a warning and in aggravated cases dismissal without notice and the Group may report a violation to the Danish Financial Supervisory Authority and/or report the relevant person to the police.

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PART 2 – INTERNAL RULES GOVERNING THE COMPANY’S TRADING IN TREASURY SHARES AND OTHER FINANCIAL INSTRUMENTS

1.	PURPOSE
1.1

The purpose of the rules set out in this Part 2 is to ensure that the Company’s trading in treasury Shares and other Financial Instruments takes place within the framework of applicable law (including the prohibitions against insider trading and market manipulation), and that the Company fulfils its disclosure obligations in relation to purchase and sale of treasury Shares.

1.2

The internal rules governing the Company’s trading in treasury Shares and other Financial Instruments in this Part 2 are primarily addressed to the Company’s Board of Directors and Executive Management.

2.	PROHIBITIONS AGAINST INSIDER TRADING AND MARKET MANIPULATION
2.1

The Company may not trade in Shares or other Financial Instruments if the Company is in possession of Inside Information, including situations where the Company has delayed disclosure of Inside Information.

2.2

The Company’s Executive Management shall ensure that neither the Company nor its subsidiaries increase or decrease their total holding of Shares or other Financial Instruments at any time when the Company is in possession of Inside Information, which could be of relevance or importance to the transaction in question.

2.3	The Company may not trade if such trading would constitute market manipulation.
2.4

The prohibitions against insider trading and market manipulation do not apply if the Company’s purchase of treasury Shares takes place in accordance with the Safe Harbour Rules of the Market Abuse Regulation.

3.	CLOSED PERIOD
3.1

The Company and its subsidiaries shall never trade in the Company’s Shares or other Financial Instruments within a closed period starting 30 calendar days before the publication of the annual report, the interim report for the first six months and/or the quarterly trading statements (if relevant), as applicable (the “Closed Period”).

3.2

Purchase and sale may take place within the Closed Period in special cases where this may be necessary in order to avoid significant or threatening damage to the Company or in connection with a time-scheduled or lead managed share buy-back programme pursuant to the Safe Harbour Rules or in similar cases where the time of purchase or sale has been irrevocably fixed in advance. However, trading in the Company’s Shares or other Financial Instruments may never take place immediately prior to the publication of the Company’s annual report, the interim report for the first six months or trading statements for Q1 and Q3.

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PART 3 – INTERNAL RULES REGARDING NOTIFICATION OF TRANSACTIONS WITH SHARES, DEBT INSTRUMENTS OR DERIVATIVES OR OTHER FINANCIAL INSTRUMENTS LINKED THERETO
MADE BY REPORTING PERSONS AND THEIR CLOSELY ASSOCIATED PERSONS (“PDMR”)

1.	PURPOSE
1.1

The purpose of the rules in this Part 3 is to describe the transaction reporting obligations applicable to members of the Board of Directors and the Executive Management (each a “Reporting Person”) and their Closely Associated Persons.

1.2

The Board of Directors has assessed that no employees of the Company or the Group other than the Executive Management, who have regular access to Inside Information relating, directly or indirectly, to the Company or the Group, are authorised to make management decisions of material importance to the Company or the Group’s future business development.

1.3	This Part 3 of the Internal Rules constitutes the Company’s notification to the Reporting Persons of their reporting obligations in accordance with the Market Abuse Regulation Article 19(5).
2.	CLOSELY ASSOCIATED PERSONS
2.1	Persons associated with a Reporting Person are by law subject to the notification obligation as set out in section 3 below.
2.2	Closely Associated Persons are the following natural or legal persons in respect of the Reporting Person:
(a)	Spouse or a partner considered to be equivalent to a spouse (including a cohabitant);
(b)	a dependent[4] child;
(c)	other relatives who, for a period of no less than one year at the time of the completion of the transaction, have belonged to the household of the Reporting Person;
(d)

legal persons, trust or partnership of which a Reporting Person or a person covered by the subsections (a) – (c) above holds the managerial responsibility that entails such person to take part in or influence decisions to carry out transactions in Financial Instruments,

(e)	which is directly or indirectly controlled by a Reporting Person or a person covered by subsections (a) – (c) above,
(f)	which is set up for the benefit of a Reporting Person or a person covered by subsections (a) – (c) above, or
(g)	which has financial interests that have significant similarities with the financial interests of a Reporting Person or a person covered by subsections (a) – (c) above.
2.3	The Company is required to keep a list of all Reporting Persons and their Closely Associated Persons. Upon appointment, each Reporting Person shall forward to the Company a list of

[4]	Understood as a child which the Reporting Person has a duty to support under national law

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the Reporting Person’s Closely Associated Persons. The Reporting Person shall notify the Company of any amendments or updates to his/her list.

2.4

Reporting Persons are obliged to ensure that their Closely Associated Persons are informed in writing about their transaction notification obligation and to keep a copy of such notification. The Company will assist each Reporting Person with this notification.

3.	TRANSACTION NOTIFICATION OBLIGATION BY REPORTING PERSONS AND THEIR CLOSELY ASSOCIATED PERSONS
3.1

Reporting Persons and their Closely Associated Persons must electronically notify the Danish Financial Supervisory Authority and the Company of transactions with Shares, debt instruments or derivatives or other Financial Instruments linked thereto (such as share options, subscription rights, futures etc.) conducted for their own account promptly and no later than three business days after the transaction. The Reporting Person and their Closely Associated Persons shall report on each individual transaction which the person in question has carried out. The Company is obliged to disclose the transaction details to the market in a company announcement.

3.2

The Company will arrange for disclosure to the market and notification to the Danish Financial Supervisory Authority on behalf of the Reporting Person and their Closely Associated Persons. The notification to the Company must contain the information set out in Schedule 3.2 and shall be forwarded to the Company’s General Counsel.

3.3	The notification must be made the same day as the transaction is conducted.
3.4

By notifying the Company of a transaction subject to notification to the Company and the Danish Financial Supervisory Authority, the Reporting Person or the Closely Associated Person, as applicable, authorises the Company to file the transaction with the Danish Financial Supervisory Authority on their behalf. Upon appointment, each Reporting Person shall complete and forward to Legal the form of power of attorney attached hereto as Schedule 3.4 and ensure that their Closely Associated Persons complete and forward the power of attorney the first time the Closely Associated Person gives a notification to the Company of a transaction.

3.5

The notification requirement applies in relation to any transactions, including purchase/sale, share loans and transfers made or received in the form of gifts and inheritance (transfer of title) of Shares or debt instruments of the Company or derivatives or other Financial Instruments linked thereto. A non-exhaustive list of transactions subject to the notification obligation is set out in Schedule 3.5.

3.6

Any disclosure of transactions and related filing to the Danish Financial Supervisory Authority by the Company on behalf of a Reporting Person or his/her Closely Associated Person is made at the sole responsibility of the Reporting Person or Closely Associated Person, and the Reporting Person or Closely Associated Person, as applicable, warrants that all information contained in the notification about the transactions is correct and accurate.

4.	REPORTING THRESHOLD
4.1

The obligation of a Reporting Person and his/her Closely Associated Persons to give notification to the Company and the Danish Financial Supervisory Authority and the Company’s disclosure obligation applies only if the market value of the transactions carried

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out over the course of a calendar year by the Reporting Person and his/her Closely Associated Person(s) on an individual level amount to at least EUR 20,000. If the threshold of EUR 20,000 is exceeded within a calendar year, the obligation for the Reporting Person and his/her Closely Associated Persons to give notification and the Company’s disclosure obligation shall only apply for the transaction whereby the threshold is exceeded and to all subsequent transactions in that calendar year. This threshold is reset every 1 January.

4.2	Despite such statutory threshold for notification, all transactions made by a Reporting Person and his/her Closely Associated Persons must be notified to the Company in accordance with section 3.
5.	DIRECT REPORTING
5.1

Irrespective of the requirements set out above, Reporting Persons and Closely Associated Persons may choose to carry out filings with the Company and the Danish Financial Supervisory Authority independently of the Company. In such case, the Reporting Person or Closely Associated Person must inform the Company to this effect.

5.2

The Reporting Person and his/her Closely Associated Persons shall still notify the Company promptly and no later than three days after the transaction using the notification template in Schedule 3.2 and the Company is still obliged to disclose the transaction details in a company announcement.

6.	OTHER REPORTING OBLIGATIONS FOR REPORTING PERSONS
6.1

Each member of the Board of Directors and of the Executive Management shall upon election or appointment inform the Company’s General Counsel of the size of that person’s direct and indirect holding(s) of Shares, debt instruments or derivatives or other Financial Instruments linked thereto. Any subsequent transactions in respect of Shares, debt instruments or derivatives or other Financial Instruments linked thereto shall be reported in accordance with this Part 3.

6.2

Reporting Persons shall arrange that the person’s holding(s) of Shares, debt instruments or derivatives or other Financial Instruments linked thereto is registered in the relevant securities register in such a manner that the legal name of the holder and the name of the relevant person – to the extent possible – appears.

7.	SANCTIONS
7.1

Any violation of the rules on notification and disclosure of relevant information regarding transactions with Shares, debt instruments or derivatives or other Financial Instruments linked thereto made by Reporting Persons or Related Persons is punishable by fine.

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SCHEDULE 3.2 – NOTIFICATION FORM FOR REPORTING PERSONS AND THEIR CLOSELY ASSOCIATED PERSONS

1	Details of the Reporting Person / Closely Associated Person
a)	Name	[For natural persons: the first name and the last name(s)] [For legal persons: full name including legal form as provided for in local registers]
2	Reason for the notification
a)	Position/status

[For the Reporting Person: the position occupied within [●, e.g. CEO, CFO][For the Closely Associated Person: An indication that the notification concerns a Closely Associated Persons with a

Reporting Person and name and position of the relevant Reporting Person]

b)	Initial notification/Amendment	[Indication that this is an initial notification or an amendment to prior notifications. In case of amendment, explain the error that this notification is amending]
3	Details of the Company, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	[●]
b)	LEI code	[●]
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument and identification code	[Indication as to the nature of the instrument e.g., Share, a debt instrument, a derivative or a Financial Instrument linked to a Share or a debt instrument] ISIN: [•]
b)	Nature of the transaction

[Description of the transaction type, e.g. purchase, sale, lending, pledging, transactions undertaken by persons professionally arranging or executing transactions and certain transactions made under a life insurance policy. It should be indicated whether the transaction is linked to the exercise of a share option programme]

c)	Price(s) and volume(s)	Price(s)	Volume(s)

[Add additional rows to the table above in case of multiple transactions]
d)	Aggregated information -Aggregated volume -Price

[The total price (price X volume) should be stated when there is a single transaction. The volumes of multiple transactions are aggregated when these transactions relate to the same financial instrument, are of the same nature, are executed on the same day and are executed on the same “place of transaction”. In case the volumes of multiple transactions are aggregated, state the weighted average price[5] of the aggregated transactions]

[5] Weighted average price =	(price x number of shares at such price) + (price x number of shares at such price) + ..
total number of shares

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e)	Date of the transaction	[YYYY-MM-DD, UTC time.] [Denmark is UTC+1 in zonetime and UTC+2 in summertime]
f)	Place of the transaction	[Oslo Børs ASA – XOSL If the transaction was not executed on the above mentioned venue, please mention “outside a trading venue”]

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SCHEDULE 3.5 – LIST OF TRANSACTIONS SUBJECT TO THE NOTIFICATION OBLIGATION

The following is a non-exhaustive list of transactions in the Company’s Shares, debt instruments or derivatives or other Financial Instruments linked thereto, which are subject to the transaction notification obligation in accordance with Part 3 of the Internal Rules6.

a)	acquisition, disposal, short sale, subscription or exchange;
b)

acceptance or exercise of a share option, including of a share option granted to Reporting Persons as part of their remuneration package, and the disposal of shares stemming from the exercise of a share option;

c)	entering into or exercise of equity swaps;
d)	transactions in or related to derivatives, including cash-settled transaction;
e)	entering into a contract for difference on a financial instrument of the concerned issuer or on emission allowances or auction products based thereon;
f)	acquisition, disposal or exercise of rights, including put and call options, and warrants;
g)	subscription to a capital increase or debt instrument issuance;
h)	transactions in derivatives and financial instruments linked to a debt instrument of the Company, including credit default swaps;
i)	conditional transactions upon the occurrence of the conditions and actual execution of the transactions;
j)	automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to Shares;
k)	gifts and donations made or received, and inheritance received;
l)	transactions executed in index-related products, baskets and derivatives, insofar as required by Article 19 of Regulation (EU) No 596/2014;
m)

transactions executed in shares or units of investment funds, including alternative investment funds (AIFs) referred to in Article 1 of Directive 2011/61/EU of the European Parliament and of the Council (1), insofar as required by Article 19 of Regulation (EU) No 596/2014;

n)	transactions executed by manager of an AIF in which the Reporting Person or Closely Associated Person has invested, insofar as required by Article 19 of Regulation (EU) No 596/2014;
o)	transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a Reporting Person or a Closely Associated Person;
p)	borrowing or lending of Shares or debt instruments of the Company or derivatives or other Financial Instruments linked thereto.

[6]	The transactions are listed in Article 19(7) of the Market Abuse Regulation and Article 10(2) of the Delegated Regulation (EU) 2016/522 of 17 December 2015.

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q)

transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a Reporting Person or a Closely Associated Person, including where discretion is exercised; and

r)	transactions made under a life insurance policy, defined in accordance with Directive 2009/138/EC of the European Parliament and of the Council where:
i.	the policyholder is a Reporting Person or a Closely Associated Person, as referred to in paragraph 1, EN 12.6.2014 Official Journal of the European Union L 173/39;
ii.	the investment risk is borne by the policyholder; and
iii.

the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy.

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